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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                            THE PATHWAYS GROUP, INC.
                            ------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    70321D106
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which the
Schedule is filed.

                               [ ] Rule 13d-1(b).
                               [X] Rule 13d-1(c).
                               [ ] Rule 13d-1(d).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 21 Pages

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 2 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Joseph A. Jolson
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    United States Citizen
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      1,156,565
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               1,156,565
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,156,565
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.91%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    IN
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 3 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Jolson Merchant Partners Group LLC, 94-3326326
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    Delaware
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      1,024,565
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               1,024,565
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,024,565
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.06%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    OO
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 4 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Mitchum, Jones & Templeton Group, Inc.
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    Delaware
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      173,265
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               173,265
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    173,265
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    1.26%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    CO
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 5 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Mitchum, Jones & Templeton, Inc.
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    Colorado
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      18,765
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               18,765
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    18,765
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.14%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    CO
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 6 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JMP Asset Management LLC (94-3342119)
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    Delaware
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      831,300
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               831,300
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    831,300
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.79%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    OO
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 7 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Harvest Opportunity Partners I, LLC
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    Delaware
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      800,000
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               800,000
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    800,000
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.57%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    OO
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 8 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Harvest Opportunity Partners II, LLC
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    Delaware
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      31,300
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               31,300
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    31,300
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.23%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    OO
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                     Page 9 of 21 Pages
--------------------                                        --------------------

=========== ====================================================================
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Joseph A. Jolson 1991 Trust, ###-##-####
=========== ====================================================================
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
=========== ====================================================================
    3.      SEC USE ONLY


=========== ====================================================================
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                    California
=========== ====================================================================
                  5.   SOLE VOTING POWER
 NUMBER OF
   SHARES                      132,000
BENEFICIALLY      ==============================================================
  OWNED BY        6.   SHARED VOTING POWER
    EACH
  REPORTING                    None
   PERSON         ==============================================================
    WITH          7.   SOLE DISPOSITIVE POWER

                               132,000
                  ==============================================================
                  8.   SHARED DISPOSITIVE POWER

                               None
=========== ====================================================================
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    132,000
=========== ====================================================================
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
=========== ====================================================================
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.97%
=========== ====================================================================
   12.      TYPE OF REPORTING PERSON

                    OO
=========== ====================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 10 of 21 Pages
--------------------                                        --------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               The Pathways Group, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               14201 N.E. 200th Street
               Woodinville, WA 98072

ITEM 2(a)      NAME OF PERSON FILING:
ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
ITEM 2(c)      CITIZENSHIP:

               Joseph A. Jolson
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (United States citizen)

               Jolson Merchant Partners Group LLC
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (Delaware limited liability company)

               Mitchum, Jones & Termpleton Group, Inc.
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (Delaware corporation)

               Mitchum, Jones & Termpleton, Inc.
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (Colorado corporation)

               JMP Asset Management LLC
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (Delaware limited liability company)

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 11 of 21 Pages
--------------------                                        --------------------

               Harvest Opportunity Partners I, LLC
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (Delaware limited liability company)

               Harvest Opportunity Partners II, LLC
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (Delaware limited liability company)

               Joseph A. Jolson 1991 Trust
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (California trust)

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.01 per share

        (e)    CUSIP NUMBER:

               70321D106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)    [ ] Broker or dealer registered under Section 15 of the Exchange
                   Act (15 U.S.C. 78o);

        (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act (15
                   U.S.C. 78c);

        (c)    [ ] Insurance company as defined in section 3(a)(19) of the
                   Exchange Act (15 U.S.C. 78c);

        (d)    [ ] Investment company registered under Section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e)    [ ] Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

        (f)    [ ] Employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

        (g)    [ ] Parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G) (Note: See Item 7);

        (h)    [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1949 (15 U.S.C. 80a-3);

        (h)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.
[X]

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 12 of 21 Pages
--------------------                                        --------------------

ITEM 4.        OWNERSHIP:


        JOSEPH A. JOLSON

        (a)    AMOUNT BENEFICIALLY OWNED:

               1,156,565 (see exhibit A for description of beneficial ownership)

        (b)    PERCENT OF CLASS:

               7.91%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                 1,156,565

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:    1,156,565

               (iv)   Shared power to dispose or to direct the disposition of:          0

        JOLSON MERCHANT PARTNERS GROUP LLC

        (a)    AMOUNT BENEFICIALLY OWNED:

               1,024,565 (see Exhibit A for description of beneficial ownership)

        (b)    PERCENT OF CLASS:

               7.06%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                 1,024,565

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:    1,024,565

               (iv)   Shared power to dispose or to direct the disposition of:          0

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 13 of 21 Pages
--------------------                                        --------------------

        MITCHUM, JONES & TEMPLETON GROUP, INC.

        (a)    AMOUNT BENEFICIALLY OWNED:

               173,265 (see Exhibit A for description of beneficial ownership)

        (b)    PERCENT OF CLASS:

               1.26%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                   173,265

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:      173,265

               (iv)   Shared power to dispose or to direct the disposition of:          0

        MITCHUM, JONES & TEMPLETON, INC.

        (a)    AMOUNT BENEFICIALLY OWNED:

               18,765

        (b)    PERCENT OF CLASS:

               0.14%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                    18,765

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:       18,765

               (iv)   Shared power to dispose or to direct the disposition of:          0

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 14 of 21 Pages
--------------------                                        --------------------

        JMP ASSET MANAGEMENT LLC

        (a)    AMOUNT BENEFICIALLY OWNED:

               831,300 (see Exhibit A for description of beneficial ownership)

        (b)    PERCENT OF CLASS:

               5.79%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                   831,300

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:      831,300

               (iv)   Shared power to dispose or to direct the disposition of:          0

        HARVEST OPPORUNITY PARTNERS I, LLC

        (a)    AMOUNT BENEFICIALLY OWNED:

               800,000 (see Exhibit A for description of beneficial ownership)

        (b)    PERCENT OF CLASS:

               5.57%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                   800,000

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:      800,000

               (iv)   Shared power to dispose or to direct the disposition of:          0

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 15 of 21 Pages
--------------------                                        --------------------

        HARVEST OPPORUNITY PARTNERS II, LLC

        (a)    AMOUNT BENEFICIALLY OWNED:

               31,300

        (b)    PERCENT OF CLASS:

               0.23%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                    31,300

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:       31,300

               (iv)   Shared power to dispose or to direct the disposition of:          0

        JOSEPH A. JOLSON 1991 TRUST

        (a)    AMOUNT BENEFICIALLY OWNED:

               132,000 (see Exhibit A for description of beneficial ownership)

        (b)    PERCENT OF CLASS:

               0.97%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or to direct the vote:                   132,000

               (ii)   Shared power to vote or to direct the vote:                       0

               (iii)  Sole power to dispose or to direct the disposition of:      132,000

               (iv)   Shared power to dispose or to direct the disposition of:          0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable.

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 16 of 21 Pages
--------------------                                        --------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable.

ITEM 10.       CERTIFICATIONS:

        (b) Because this statement is filed pursuant to Rule 13d-1(c), the following certification is included:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2000


                                          JOSEPH A. JOLSON


                                          By: /s/ Joseph A. Jolson
                                             -----------------------------------
                                              Joseph A. Jolson


                                          JOLSON MERCHANT PARTNERS GROUP LLC


                                          By: /s/ Joseph A. Jolson
                                             -----------------------------------
                                              Joseph A. Jolson
                                              Manager

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 17 of 21 Pages
--------------------                                        --------------------

                                          MITCHUM, JONES & TEMPLETON GROUP, INC.


                                          By: /s/ Glenn A. Okun
                                             -----------------------------------
                                              Glenn A. Okun
                                              Authorized Signatory


                                          MITCHUM, JONES & TEMPLETON, INC.


                                          By:    /s/ Glenn A. Okun
                                             -----------------------------------
                                                 Glenn A. Okun
                                                 Authorized Signatory


                                          JMP ASSET MANAGEMENT LLC

                                          By:    Jolson Merchant Partners
                                                 Group LLC
                                          Its:   Managing Member

                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Manager


                                          HARVEST OPPORTUNITY PARTNERS I, LLC

                                          By:    JMP Asset Management LLC
                                          Its:   Managing Member

                                          By:    Jolson Merchant Partners
                                                 Group LLC
                                          Its:   Managing Member

                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Manager


                                          HARVEST OPPORTUNITY PARTNERS II, LLC

                                          By:    JMP Asset Management LLC
                                          Its:   Managing Member

                                          By:    Jolson Merchant Partners
                                                 Group LLC
                                          Its:   Managing Member

                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Manager

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 18 of 21 Pages
--------------------                                        --------------------

                                          JOSEPH A. JOLSON 1991 TRUST


                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Trustee for the Benefit of the
                                                 Joseph A. Jolson 1991 Trust


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 19 of 21 Pages
--------------------                                        --------------------

                                    EXHIBIT A

                       DESCRIPTION OF BENEFICIAL OWNERSHIP

        The following chart depicts the relationships among, and holdings of, the reporting persons:

                                      ----------------
                                      Joseph A. Jolson
                                      ----------------
                                       |             |
                             Manager   |             |  Trustee
                                       |             |
                ---------------------------          ---------------------------
                 Jolson Merchant Partners            Joseph A. Jolson 1991 Trust
                        Group LLC                        32,000 common shares
                   20,000 common shares                    100,000 warrants
                ---------------------------          ---------------------------
                   |                       |
Sole Shareholder   |                       |   Sole Member
                   |                       |
 ---------------------                    ------------------------
     Mitchum, Jones &                     JMP Asset Management LLC
 Templeton Group, Inc.                    ------------------------
 4,500 common shares                            |              |
   150,000 warrants                             |              |
 ---------------------                          |              |
     |                                          |              |
     |  Sole Shareholder              Manager   |              |   Manager
     |                                          |              |
--------------------            -------------------         --------------------
  Mitchum, Jones &              Harvest Opportunity         Harvest Opportunity
   Templeton, Inc.                Partners I, LLC             Partners II, LLC
18,765 common shares             800,000 warrants           31,300 common shares
--------------------            -------------------         --------------------

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 20 of 21 Pages
--------------------                                        --------------------

                                    EXHIBIT B

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of The Pathways Group, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

        In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 1999.


                                          JOSEPH A. JOLSON


                                          By: /s/ Joseph A. Jolson
                                             -----------------------------------
                                              Joseph A. Jolson


                                          JOLSON MERCHANT PARTNERS GROUP LLC


                                          By: /s/ Joseph A. Jolson
                                             -----------------------------------
                                              Joseph A. Jolson
                                              Manager


                                          MITCHUM, JONES & TEMPLETON GROUP, INC.


                                          By: /s/ Glenn A. Okun
                                             -----------------------------------
                                              Glenn A. Okun
                                              Authorized Signatory


                                          MITCHUM, JONES & TEMPLETON, INC.


                                          By: /s/ Glenn A. Okun
                                             -----------------------------------
                                              Glenn A. Okun
                                              Authorized Signatory

--------------------                                        --------------------
CUSIP NO.  70321D106                  13G                    Page 21 of 21 Pages
--------------------                                        --------------------

                                          JMP ASSET MANAGEMENT LLC

                                          By:    Jolson Merchant Partners
                                                 Group LLC
                                          Its:   Managing Member

                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Manager


                                          HARVEST OPPORTUNITY PARTNERS I, LLC

                                          By:    JMP Asset Management LLC
                                          Its:   Managing Member

                                          By:    Jolson Merchant Partners
                                                 Group LLC
                                          Its:   Managing Member

                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Manager


                                          HARVEST OPPORTUNITY PARTNERS II, LLC

                                          By:    JMP Asset Management LLC
                                          Its:   Managing Member

                                          By:    Jolson Merchant Partners
                                                 Group LLC
                                          Its:   Managing Member

                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Manager


                                          JOSEPH A. JOLSON 1991 TRUST


                                          By:    /s/ Joseph A. Jolson
                                             -----------------------------------
                                                 Joseph A. Jolson
                                                 Trustee for the Benefit of the
                                                 Joseph A. Jolson 1991 Trust